EXHIBIT 5

PLEDGE AND SECURITY AGREEMENT
This Pledge and Security Agreement (this “Security Agreement”) is entered into as of May 9, 2024, by and among Citibank, N.A., as collateral agent (“Collateral Agent”) for Citibank, N.A. (the “Relevant Lender”) and any Agented Lender and TI SIE 2, LLC, a Delaware limited liability company, as pledgor (“Pledgor”).
Reference is made herein to that certain Margin Loan Agreement of even date herewith among Pledgor, as Borrower, the several Lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, and Citibank, N.A., as Calculation Agent (as such may be amended, modified, supplemented or restated from time to time, the “Margin Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings given such terms in the Margin Loan Agreement.
WHEREAS, the Relevant Lender has required, as a condition to the obligation of the Relevant Lender to make loans to Borrower under the Margin Loan Agreement, that Pledgor execute and deliver this Security Agreement; and
WHEREAS, Pledgor agrees to grant a security interest in, and pledge and assign as applicable, the Collateral (as defined below) to Collateral Agent, as herein provided.
NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:
1.     Security Interest. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby pledges, collaterally assigns and grants to Collateral Agent, for the benefit of (x) the Relevant Lender, (y) each Agented Lender and (z) all Related Parties of the foregoing to the extent of any Secured Obligations (as defined below) owing to such Related Parties, a continuing first priority security interest in and lien on, and a right of set-off against, the Collateral to secure the payment and the performance of the Secured Obligations.
2.     Collateral. The security interest granted hereunder to Collateral Agent is in all of Pledgor’s right, title and interest in and to, or otherwise with respect to, the following property and assets whether now owned or existing or hereafter owned, acquired or arising and regardless of where located (collectively, the “Collateral”):
 (a)  (i) the Collateral Shares (or security entitlements in respect thereof) (the “Relevant Collateral Shares”); (ii) all dividends, shares, securities, cash, instruments, moneys or property (A) representing a dividend, distribution or return of capital in respect of any of the Relevant Collateral Shares (including, without limitation, any Extraordinary Distribution thereon) or other property described in this definition, (B) resulting from a split-up (including, without limitation, a Split-off), revision, reclassification, recapitalization or other similar change with respect to any of the Relevant Collateral Shares or other property described in this definition, (C) otherwise received in exchange for or converted from any of the Relevant Collateral Shares or other property described in this definition and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, any of the Relevant Collateral Shares or other property described in this definition or (D) in connection with a Spin-off; and (iii) in the event of any Merger Event in which Issuer is not the surviving entity, all shares of each class of the capital stock of the successor entity formed by or resulting from such Merger Event and any other consideration that is exchanged for the Relevant Collateral Shares or into which the Relevant Collateral Shares are converted;

(b)  the Collateral Account (as defined below) and any Cash, Cash Equivalents, securities (including the Collateral Shares), general intangibles, investment property, financial assets, and other property that may from time to time be deposited, credited, held or carried in the Collateral Account or that is delivered to or in possession or control of Collateral Agent or Collateral Agent’s agents pursuant to this Security Agreement or the Margin Loan Agreement (including any Other Acceptable Collateral); all security entitlements, as defined in §8-102(a)(17) of the UCC with respect to any of the foregoing and all income and profits on any of the foregoing, all dividends, interest and other payments and distributions with respect to any of the foregoing, all other rights and privileges appurtenant to any of the foregoing, including any voting rights and any redemption rights, and any substitutions for any of the foregoing, and any proceeds of any of the foregoing, in each case whether now existing or hereafter arising; and

(c)  all Proceeds (as defined below) of the Collateral described in the foregoing clauses.

As used herein, the term “Collateral Account” means that certain securities account No. [__] of Pledgor established and maintained by the Custodian, including any subaccount, substitute, successor or replacement securities or deposit account, or any custodial or other such account in or to which any Collateral is now or hereafter held or credited. Any renumbering of the Collateral Account by Custodian shall not limit the rights of Collateral Agent hereunder, and, to the extent necessary, such renumbering shall be automatically incorporated into the definition of Collateral Account. “Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, or other disposition of, or other realization upon, any Collateral, including, without limitation, the proceeds of any Permitted Sale Transaction.
The security interest granted hereunder is granted as security only and shall not subject Collateral Agent to, or transfer or in any way affect or modify, any obligation or liability of Pledgor with respect to any of the Collateral or any transaction in connection therewith.
3.     Collateral Maintenance and Administration.
(a)  Promptly upon written demand of Collateral Agent, Pledgor shall pay to Collateral Agent the amount of any Taxes that Collateral Agent may be required to pay with respect to the Collateral by reason of the security interest granted herein (including but not limited to any Taxes imposed on Collateral Agent in its capacity as a withholding agent and any Taxes with respect to (x) income earned with respect to the Collateral or (y) any proceeds or income from the sale, loan or other transfer of any Collateral) or to free any Collateral from any Lien thereon (other than Permitted Liens); provided, however, in each case (x) and (y) hereof, that the Pledgor shall not be liable for any Excluded Taxes. Pledgor shall indemnify and hold harmless Collateral Agent with respect to any Taxes to which this Section 3(a) applies.

(b)  Unless an acceleration of the Total Accrued Loan Amount as permitted by Section 7.01 of the Margin Loan Agreement shall have occurred, Collateral Agent shall not have the right to rehypothecate, use, borrow, lend, pledge or sell the Collateral, except as permitted by the Margin Loan Documentation or with Pledgor’s written consent. Upon the request of Collateral Agent, Pledgor shall furnish an accurate and complete Internal Revenue Service Form W-9 and any other tax form or certification required by Collateral Agent in order to comply with any Tax withholding or information reporting requirements.

(c)  At all times prior to the sale of any Relevant Collateral Shares pursuant to an exercise of remedies hereunder, subject to Section 6.11 of the Margin Loan Agreement, Pledgor shall be entitled to exercise voting rights with respect to the Relevant Collateral Shares, including with respect to any matters (including a Merger Event) permitting or requiring a shareholder vote under the organizational documents of the Issuer or any applicable Law, but in each case, other than any matters imposing Transfer Restrictions (other than any Permitted Transfer Restrictions).

(d)  The parties hereto agree that at all times prior to the sale of any Collateral pursuant to an exercise of remedies hereunder, Pledgor shall be treated as the owner of the Collateral for U.S. Federal and state tax purposes.

4.     Secured Obligations. All Obligations owed to Collateral Agent, the Relevant Lender, any Agented Lender or any Related Parties of the foregoing (collectively, the “Secured Obligations”) are secured by this Security Agreement.
5.     Pledgor’s Representations and Warranties. Pledgor hereby represents and warrants to Collateral Agent, as of the date hereof and any subsequent date on which Collateral is deposited into or credited to the Collateral Account or delivered to Custodian or otherwise acquired by Pledgor, that:
(a)  Pledgor is the direct, sole beneficial owner and sole holder of record of the Collateral, free and clear of any Liens other than Permitted Liens.

(b)  Pledgor has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. The security interest in the Collateral granted to Collateral Agent pursuant to this Security Agreement is a valid and binding security interest in the Collateral (subject to no other Liens, other than Permitted Liens).

(c)  (i) The security interest created in favor of Collateral Agent in the Collateral Account and the security entitlements in respect of the Relevant Collateral Shares and other financial assets credited thereto will constitute a perfected first priority security interest securing the Secured Obligations, (ii) Collateral Agent will have control (within the meaning of Sections 8-106 and 9-106 of the UCC) thereof and (iii) no action based on an adverse claim to such security entitlement or such financial asset, whether framed in conversion, replevin, constructive trust, equitable lien or other theory, may be asserted against Collateral Agent.

(d)  With respect to all Collateral in which a security interest may be perfected by filing a financing statement pursuant to the UCC, when a UCC financing statement in the form of Exhibit A hereto is filed in the appropriate office against Pledgor in the location listed on Schedule 1 (naming Pledgor as the debtor and Collateral Agent as the secured party), Collateral Agent will have a valid and perfected first priority security interest in such Collateral as security for the payment and performance of the Secured Obligations.

(e)  Set forth on Exhibit B hereto (as updated from time to time by Pledgor by written notice to Collateral Agent) is Pledgor’s exact name as it appears in its Organization Documents; the type of entity of Pledgor; its state of organization; its mailing address; and the location of its place of business (which is its only place of business). Such information with respect to Pledgor has not been different from the information set forth on Exhibit B (as updated from time to time by Pledgor by written notice to Collateral Agent) at any time within the past five years.

(f)  (i) The Advance made by the Relevant Lender or any Agented Lender under the Margin Loan Agreement and the pledge of the Relevant Collateral Shares (or security entitlements in respect thereof) by Pledgor hereunder are not a device to secure the sale thereof, (ii) Pledgor has no expectation or intention that an Event of Default will occur under the Margin Loan Agreement in accordance with the terms thereof, as a result of the Advances made or by the pledge of the Relevant Collateral Shares, (iii) the pledge of such Relevant Collateral Shares hereunder is not entered into by the Pledgor with the intent of facilitating a disposition of the Relevant Collateral Shares or to otherwise evade the prohibitions of the securities laws, (iv) the pledge of such Relevant Collateral Shares hereunder constitutes a bona fide pledge and (v) Collateral Agent has full recourse to Pledgor with respect to the Secured Obligations. The representation and warranty set forth in this clause (e) shall be deemed repeated as of any date on which Collateral is released under the Margin Loan Agreement.

6.     Pledgor’s Covenants. During the term of this Security Agreement:
(a)  Pledgor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Collateral Agent. Pledgor shall not, at any time, file or suffer to be on file, or authorize to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which Collateral Agent is not named as the sole secured party.  Pledgor shall not create any Lien other than the Lien created hereby or any Permitted Lien.

(b)  Pledgor shall pay all reasonable and documented costs to defend and enforce the security interest created by this Security Agreement, collect the Secured Obligations, and defend, enforce and collect the Collateral, including but not limited to taxes, assessments, reasonable and documented attorney’s fees, legal expenses and expenses of sales. Whether the Collateral is or is not in Collateral Agent’s possession, and without any obligation to do so and without waiving Pledgor’s default for failure to make any such payment, Collateral Agent at its option may, following notice to Pledgor when it may reasonably do so without prejudice, pay any such reasonable and documented costs and expenses and discharge encumbrances on the Collateral, and any payments of such reasonable and documented costs and expenses and any payments to discharge such encumbrances shall be a part of the Secured Obligations. Pledgor agrees to promptly reimburse Collateral Agent for any payments of such costs and expenses and any payments to discharge such encumbrances.

(c)  Pledgor shall take such other actions as Collateral Agent shall reasonably determine are necessary or appropriate to perfect and duly record the Lien created under this Security Agreement in the Collateral, including executing, delivering, filing and/or recording, in such locations and jurisdictions as Collateral Agent shall specify, any financing statement, register of mortgages and charges, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of Collateral Agent) to create, preserve or perfect the security interest granted pursuant hereto and the priority thereof or to enable Collateral Agent to exercise and enforce its rights under this Security Agreement with respect to such security interest, including, without limitation, executing and delivering or causing the execution and delivery of a control agreement with respect to the Collateral Account and/or, in the event that any Collateral (other than Cash or Cash Equivalents) is not held through DTC or another clearing corporation (as defined in the UCC), causing any or all of the Collateral to be transferred of record into the name of Collateral Agent or its nominee, or (if such asset is a “financial asset” within the meaning of Article 8 of the UCC) the name of Custodian with a simultaneous credit to the Collateral Account.

(d)  Pledgor shall (i) promptly furnish Collateral Agent any information with respect to the Collateral (other than confidential, proprietary or sensitive business information in connection therewith) reasonably requested by Collateral Agent and (ii) allow Collateral Agent or its representatives to inspect and copy, or furnish Collateral Agent or its representatives with copies of, all records (other than Tax returns of Pledgor or its Affiliates of any of the foregoing but including receipts or other evidence showing the payment of Taxes with respect to the Collateral) relating to the Collateral to the extent such disclosure is not prohibited by applicable Law or contractual restrictions or would result in any breach of any client attorney privilege or of any provisions in the Margin Loan Documentation (including, for the avoidance of doubt, Section 5.06 of the Margin Loan Agreement). Notwithstanding the foregoing, to the extent any information requested by Collateral Agent is not then available, subject to the foregoing, Pledgor will furnish to Collateral Agent or cause to be furnished to Collateral Agent such information as soon as reasonably practicable after such request to the extent such disclosure is not prohibited by applicable Law or contractual restrictions or would result in any breach any client attorney privilege or of any provisions in the Margin Loan Documentation.

(e)  Pledgor shall use commercially reasonable efforts to provide written notice to Collateral Agent with respect to any change to Pledgor’s name, or the name under which Pledgor does business, the form or jurisdiction of Pledgor’s organization from the name, form and jurisdiction set forth on Exhibit B of this Security Agreement, or the Pledgor’s place of business from the address indicated in Section 9.02(a) of the Margin Loan Agreement at least five (5) days prior to such change becoming effective.

(f)  Pledgor shall not close the Collateral Account or transfer any Collateral held therein or credited thereto unless permitted by the Margin Loan Agreement (it being understood, for the avoidance of doubt, that Pledgor may request a release of Collateral in accordance with Section 2.06(d) of the Margin Loan Agreement) without (i) obtaining the prior written consent of Collateral Agent and (ii) entering into such agreements as Collateral Agent may in its sole discretion reasonably require to ensure the continued priority and perfection of its lien on such Collateral.

(g)  Any delivery of Collateral to the Collateral Agent by Pledgor shall be effected, (A) in the case of Collateral consisting of certificated securities registered in the name of Pledgor, by delivery of certificates representing such securities to the Custodian, accompanied by any required transfer tax stamps, and in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank, with signatures appropriately guaranteed, all in form and substance satisfactory to the Custodian, and the crediting by the Custodian of such securities to the Collateral Account, (B) in the case of Collateral consisting of uncertificated securities registered in the name of Pledgor, by transmission by Pledgor of an instruction to the issuer of such securities instructing such issuer to register such securities in the name of Collateral Agent or the Custodian or, in either case, its nominee (as requested by Collateral Agent at such time), accompanied by any required transfer tax stamps, the issuer’s compliance with such instructions and the crediting by the Custodian of such securities to the Collateral Account (it being understood that the Collateral Account is an account of the Pledgor), (C) in the case of securities in respect of which security entitlements are held by Pledgor through a securities intermediary, by the crediting of such securities, accompanied by any required transfer tax stamps, to the Collateral Account, (D) in the case of cash, by the wire transfer of such cash to the Custodian and the crediting thereof by the Custodian to the Collateral Account or (E) in any other case, by complying with such delivery instructions as the Collateral Agent shall provide to Pledgor in writing.

(h)  Pledgor shall use reasonable efforts, if requested in connection with any exercise of remedies hereunder, to provide, and cause Issuer to provide, potential purchasers of Collateral Shares (x) access to and an opportunity to ask questions of, and receive answers from, Pledgor and Issuer, as the case may be, concerning Issuer and the Collateral Shares, and (y) any other information to purchasers of Collateral Shares as reasonably requested with respect to such potential purchaser’s investment in Issuer and such Collateral Shares, in each case as necessary in connection with any placement of such Collateral Shares in an offering that is not registered under the Securities Act (other than pursuant to Rule 144 under the Securities Act) (subject, in each case, to such potential purchaser’s execution of a customary non-disclosure agreement as reasonably requested by Issuer or Pledgor, as the case may be).

7.     Ownership and Bust-Up.
(a)  Definitions. As used in this Section 7:

“Beneficial Ownership” means, in respect of Collateral Agent, the Relevant Lender or any Agented Lender, the “beneficial ownership” (within the meaning of Section 13(d)) of outstanding Shares, without duplication, by Collateral Agent or such Lender, as the case may be, together with any of its Affiliates or other Persons subject to aggregation with Collateral Agent or such Lender, as the case may be, under Section 13(d) for purposes of “beneficial ownership” or under any Applicable Restriction (as defined below), or by any “group” (within the meaning of Section 13(d)) of which Collateral Agent or such Lender, as the case may be, is, or is deemed to be, a part (Collateral Agent or such Lender, as the case may be, and any such Affiliates, Persons and groups, collectively, with respect to Collateral Agent, the “Collateral Agent Group,” or with respect to such Lender, the “Lender Group,” as the case may be) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation for purposes of determining status as a beneficial owner under Section 16 of the Exchange Act and the rules and regulations promulgated thereunder results in a different ownership level, such ownership level).
“Collateral Agent Person” means Collateral Agent or any Collateral Agent Group (as defined above) or any Person whose ownership position would be aggregated with that of Collateral Agent or any Collateral Agent Group.
“Lender Person” means the Relevant Lender, any Agented Lender or any Lender Group (as defined above) or any Person whose ownership position would be aggregated with that of such Lender or any Lender Group.
“Qualifying Disposition” means a sale, transfer or other disposition of Relevant Collateral Shares:
(i)  to any Person who acquires them in a broadly distributed public offering of the Relevant Collateral Shares that is registered under the Securities Act (including the underwriter of such offering, which may be Collateral Agent or an Affiliate of Collateral Agent);
(ii)  effected on any securities exchange so long as neither Collateral Agent nor any Affiliate of Collateral Agent solicited or arranged for the solicitation of orders to buy such Relevant Collateral Shares in anticipation of or in connection with such sale;
(iii)  made in compliance with the manner-of-sale requirements set forth in Rule 144(f) of the Securities Act;
(iv)  to a Person that Collateral Agent believes in good faith is not, and after giving effect to such sale, transfer or other disposition (and any substantially contemporaneous sale, transfer or disposition) of Collateral Shares to such Person by any other Lender, will not be, an Affiliate of Issuer;

(v)  to a Person that is an Affiliate of Issuer prior to such sale, transfer or other disposition so long as the number of Collateral Shares, or Shares that are collateral or other security for any other transaction to which Collateral Agent or any Affiliate thereof is party, sold, transferred or otherwise disposed of to such Person (in any manner at any time, in one transaction or a series of transactions, whether by Collateral Agent or any other Lender) does not in the aggregate exceed 9.0% of the outstanding Shares;
(vi)  to Issuer or any Subsidiary thereof; or
(vii)  to Pledgor or an Affiliate thereof;
provided that a sale, transfer or other disposition of Relevant Collateral Shares that leads to Collateral Agent together with all of its Affiliates owning, in the aggregate, in excess of 9.9% of the total Shares outstanding shall not be a “Qualifying Disposition”.
“Section 13(d)” means Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.
             (b)  Ownership Provision.

(i)  Notwithstanding any other provision of the Margin Loan Documentation to the contrary, in no event shall Collateral Agent, the Relevant Lender or any Agented Lender be entitled to acquire, receive, vote or exercise any other rights of a secured party in respect of any Collateral Shares to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights:

(A)  the Beneficial Ownership by any Collateral Agent Person or any Lender Person of Shares would be equal to or greater than 9.0% of the number of the total outstanding Shares; or
(B)  any Collateral Agent Person or any Lender Person under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the Organization Documents of Issuer or any agreement to which Pledgor or any Affiliate thereof or Issuer is a party, in each case, (x) applicable to ownership of Shares and (y) as to which Collateral Agent has delivered irrevocable written notice to Pledgor of its election for this clause (B) to apply (“Applicable Restrictions”), would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Shares equal to: (i) the number of Shares that would give rise to any reporting or registration obligation or other requirement (including obtaining prior approval by any Person or entity) of such Collateral Agent Person or such Lender Person, as applicable, or would result in an adverse effect on such Collateral Agent Person or such Lender Person, as applicable, under any Applicable Restriction, as determined by Collateral Agent in its reasonable discretion, in each case minus (ii) 1.0% of the number of the total outstanding Shares (each of paragraphs (A) and (B) above, an “Ownership Limitation”).

(ii)  The inability of Collateral Agent, the Relevant Lender or any Agented Lender to acquire, receive or exercise rights with respect to any Collateral Shares as provided above at any time as a result of an Ownership Limitation shall not preclude Collateral Agent, the Relevant Lender or any Agented Lender from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, each Collateral Agent Person and each Lender Person shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Collateral Shares that Collateral Agent, the Relevant Lender or such Agented Lender, as the case may be, is not entitled to acquire or receive, or exercise any other rights of a secured party in respect of, at any time pursuant to this Ownership Provision, until such time as Collateral Agent, the Relevant Lender or such Agented Lender, as the case may be, is not prohibited from acquiring, receiving or exercising such rights in respect thereof under this Ownership Provision, and any such acquisition, receipt or exercise of such rights shall be void and have no effect to the extent (but only to the extent) that Collateral Agent, the Relevant Lender or such Agented Lender, as the case may be, is so prohibited.
(c)  Bust-up Provision. Notwithstanding any other provision of the Margin Loan Documentation to the contrary, any sale, transfer or other disposition of Relevant Collateral Shares by Collateral Agent must be a Qualifying Disposition.
8.     Power of Attorney. Subject to Section 7 hereof, Pledgor, in such capacity, hereby irrevocably constitutes and appoints Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority, in the name of Pledgor or in its own name, to take upon the acceleration of the Total Accrued Loan Amount as permitted by Section 7.01 of the Margin Loan Agreement, any and all action and to execute any and all documents and instruments that Collateral Agent at any time and from time to time deems necessary or desirable to accomplish the purposes of this Security Agreement, including, without limitation, selling any of the Collateral on behalf of Pledgor as agent or attorney in fact for Pledgor, in the name of Pledgor and applying the proceeds received therefrom in accordance with Section 2.11(c) of the Margin Loan Agreement; provided that nothing in this Section 8 shall be construed to obligate Collateral Agent to take any action hereunder nor shall Collateral Agent be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Secured Obligations have been paid and performed in full. Without limiting the generality of the foregoing, so long as Collateral Agent shall be entitled under Section 9 below to make collections in respect of the Collateral, Collateral Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of Pledgor representing any dividend, payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.
9.     Remedies.
(a)  Upon an acceleration of the Total Accrued Loan Amount as permitted by Section 7.01 of the Margin Loan Agreement, subject to Section 7 hereof, Collateral Agent may: take control of Proceeds, including stock received as dividends or by reason of stock splits; release the Collateral in its possession to Pledgor, temporarily or otherwise; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use the same to reduce any part of the Secured Obligations and exercise all other rights that an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee. Collateral Agent shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Collateral Agent, its officers, agents or employees, except for any act or omission arising out of their own willful misconduct, gross negligence or fraud. The foregoing rights and powers of Collateral Agent will be in addition to, and not a limitation upon, any rights and powers of Collateral Agent given by law, elsewhere in this Security Agreement, the other Margin Loan Documentation or otherwise.

(b)  Subject to Section 7 hereof, in addition to and not in lieu of the rights set forth in Section 9(a) above, upon an acceleration of the Total Accrued Loan Amount as permitted by Section 7.01 of the Margin Loan Agreement, Collateral Agent may, without notice of any kind, which Pledgor hereby expressly waives (except for any notice required under this Security Agreement or any other Margin Loan Documentation that may not be waived under applicable Law), at any time thereafter exercise and/or enforce any of the following rights and the remedies, at Collateral Agent’s option:

(i)  Deliver or cause to be delivered from the Collateral Account to itself or to an Affiliate, Relevant Collateral Shares (or security entitlements in respect thereof) and any other Collateral;

(ii)  Demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, and otherwise exercise all of Pledgor’s rights with respect to any and all of the Collateral, in its own name, in the name of Pledgor or otherwise; provided that Collateral Agent shall have no obligation to take any of the foregoing actions; and

(iii)  Sell, lease, assign or otherwise dispose of all or any part of the Collateral, at such place or places and at such time or times as Collateral Agent deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, upon such terms and conditions as it deems advisable, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required by applicable Law and cannot be waived), and Collateral Agent may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale or at one or more private sales and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of Pledgor. Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned.

(c)  Pledgor specifically understands and agrees that the number of Relevant Collateral Shares may be in excess of the volume of Shares that can be sold quickly on the Exchange and any sale by Collateral Agent of all or part of the Collateral pursuant to the terms of this Security Agreement may be effected by Collateral Agent at times and in manners that could result in the proceeds of such sale being significantly and materially less than might have been received if such sale had occurred at different times or in different manners (including, without limitation, as a result of the provisions of Section 7 hereof), and Pledgor hereby releases Collateral Agent and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale, to the extent permitted under applicable Law. Pledgor specifically understands and agrees that Collateral Agent does not have any obligation to sell the Relevant Collateral Shares pursuant to a “dribble out” or other program providing for the sales of small amounts of the Relevant Collateral Shares over time, on the Exchange or otherwise, and the Collateral Agent may (and will not be deemed to act commercially unreasonably on account of its decision to) sell all or any portion of the Relevant Collateral Shares immediately upon, or promptly following, an acceleration of the Total Accrued Loan Amount in accordance with Section 7.01 of the Margin Loan Agreement, without seeking strategic buyers or any control premium for the Relevant Collateral Shares, notwithstanding that such sale may result in a significant discount to the price of the Shares on the exchange on the date of foreclosure or any period of time thereafter or that could be obtained by seeking strategic buyers (and, for the avoidance of doubt, the Collateral Agent or its Affiliate may purchase (through a credit bid or otherwise) Relevant Collateral Shares itself following a customary book-build process, Pledgor agrees that any such sale following any such customary book-build process shall constitute a “public sale” for UCC purposes, and, in the event that any such sale following any such customary book-build process is determined, notwithstanding the foregoing agreement, not to constitute a “public sale” for UCC purposes, Pledgor waives Section 9-610(c) of the UCC to the extent inconsistent with the Collateral Agent or any of its Affiliates so purchasing in any such sale). Without limiting the generality of the foregoing, if, in the reasonable opinion of Collateral Agent, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, including without limitation, the Securities Act, Collateral Agent may offer and sell such Collateral in a transaction exempt from registration under the Securities Act and/or to Persons who will agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof, and any such sale made in good faith by Collateral Agent shall be deemed “commercially reasonable”. Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions and agrees such sales shall not be considered to be not commercially reasonable solely because they are so conducted on a restricted or private basis. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Collateral Agent will not be considered to adversely affect the commercial reasonableness of any sale of Collateral. The parties hereto agree and acknowledge that the Relevant Collateral Shares are traded on a recognized market.

(d)  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to this Section 9 are insufficient to cover the costs and expenses of such sale, collection or realization and the payment in full of the Secured Obligations, Collateral Agent may continue to enforce its remedies under this Security Agreement and the other Margin Loan Documentation to collect the deficiency.

(e)  Collateral Agent’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and Collateral Agent need not otherwise preserve, protect, insure or care for any Collateral. Collateral Agent shall not be obligated to preserve any rights Pledgor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

(f)  If Collateral Agent shall determine to exercise its right to sell all or any portion of the Collateral pursuant to this Section 9 after an acceleration of the Total Accrued Loan Amount as permitted by Section 7.01 of the Margin Loan Agreement, Pledgor agrees that, upon request of Collateral Agent, Pledgor will, at its own expense:

(i)  execute and deliver, to any Person or Governmental Authority, as Collateral Agent may choose, any and all documents and writings that, in Collateral Agent’s reasonable judgment, may be required by any Governmental Authority located in any city, county, state or country where Pledgor or Issuer engages in business in order to permit the transfer of, or to more effectively or efficiently transfer, the Collateral or otherwise enforce Collateral Agent’s rights hereunder; and

(ii)  do or cause to be done all such other acts and things as may be necessary to make such sale of the Collateral or any part thereof valid and binding and in compliance with applicable Law.

(g)  Except as otherwise expressly provided in this Security Agreement, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other Cash held by Collateral Agent as Collateral, upon an acceleration of the Total Accrued Loan Amount as permitted by Section 7.01 of the Margin Loan Agreement, shall be applied by Collateral Agent in accordance with Section 2.11(c) of the Margin Loan Agreement.

(h)  Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 9 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 9 may be specifically enforced.

10.     Collateral Agent as Perfection Agent.
Solely for purposes of perfecting the Liens of the Relevant Lender, Collateral Agent, any Agented Lender and any Related Parties of the foregoing (the “Perfection Parties”) in the Collateral, Collateral Agent hereby acknowledges, with respect to all of the Collateral that it controls, that it will also hold control over such property as gratuitous bailee for the benefit of such Perfection Parties (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(b)(2) and 9-313(c) of the UCC) until, in the case of any Agented Lender or any Related Parties of such Agented Lender, such time as such Agented Lender becomes a Lender under the Loan Agreement and has a separate Security Agreement and, if applicable, Control Agreement with respect to its Collateral; provided that Collateral Agent shall not have any fiduciary or other duty hereunder to any such Perfection Party.

11.     General.
(a)  Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that (i) Pledgor may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Collateral Agent (and any attempted assignment or transfer by Pledgor without such consent shall be null and void) and (ii) Collateral Agent may not assign or otherwise transfer its rights or obligations hereunder except in connection with an assignment by Lender under Section 9.07 or as otherwise contemplated in the Margin Loan Documentation. Nothing in this Security Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Perfection Parties and their respective successors and assigns permitted under the Margin Loan Agreement) any legal or equitable right, remedy or claim under or by reason of this Security Agreement.

(b)  No Waiver. No failure or delay by Collateral Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Collateral Agent hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that it would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Pledgor therefrom shall in any event be effective unless the same shall be permitted by Section 9.01 and Section 9.03 of the Margin Loan Agreement, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Pledgor in any case shall entitle Pledgor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Collateral Agent to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of the Advance shall not be construed as a waiver of any Event of Default, regardless of whether the Relevant Lender, Collateral Agent or any Agented Lender may have had notice or knowledge of such Event of Default at the time.

(c)  Continuing Agreement; Release of Collateral. This Security Agreement shall constitute a continuing agreement and shall continue in effect until the Commitments have been terminated in full and the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued) have been paid in full, at which time the Collateral shall automatically be released from the Liens created hereby, and this Security Agreement and all obligations (other than those expressly stated to survive such termination) of Collateral Agent and Pledgor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to Pledgor. At the request and sole expense of Pledgor following any such termination, Collateral Agent shall deliver to Pledgor any Collateral held by Collateral Agent hereunder and execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination, including notice to any securities intermediary terminating any applicable Control Agreement. No Collateral shall be released prior to the payment in full of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted or accrued), except as set forth in Section 2.06(d) of the Margin Loan Agreement or with the consent of the Collateral Agent. Notwithstanding the foregoing, if at any time, any payment in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in insolvency, bankruptcy or reorganization or otherwise, the rights and obligations of the parties hereunder, and the Liens of Collateral Agent on the Collateral shall be automatically reinstated and Pledgor shall promptly deliver any documentation reasonably requested by Collateral Agent to evidence such reinstatement.

(d)  Definitions. Unless defined in the Margin Loan Agreement or the context indicates otherwise, definitions in the UCC apply to words and phrases in this Security Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.

(e)  Notice. Each notice to, or other communication with, any party hereunder shall be given to such party as provided under Section 9.02 of the Margin Loan Agreement.

(f)  Modifications. No provision hereof shall be modified or limited except pursuant to Section 9.01 of the Margin Loan Agreement. The provisions of this Security Agreement shall not be modified or limited by course of conduct or usage of trade.

(g)  Financing Statement. Pledgor hereby irrevocably authorizes Collateral Agent (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto or any registration of charge, mortgage or otherwise, containing any information required under the UCC or the Law of any other applicable jurisdiction (in each case without the signature of Pledgor to the extent permitted by applicable Law), necessary or appropriate in the judgment of Collateral Agent to perfect or evidence its security interest in and lien on the Collateral. Pledgor agrees to provide to Collateral Agent (or its designees) any and all information required under the UCC or the Law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto or any registration of charge, mortgage or otherwise.

(h)  Counterparts; Integration; Effectiveness. This Security Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Security Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof. This Security Agreement shall become effective when it shall have been executed by Collateral Agent and when Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Security Agreement by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of such signature page.

(i)  Severability. Any provision of this Security Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(j)  WAIVER OF MARSHALING. EACH OF PLEDGOR AND COLLATERAL AGENT ACKNOWLEDGES AND AGREES THAT IN EXERCISING ANY RIGHTS UNDER OR WITH RESPECT TO THE COLLATERAL HEREUNDER OR UNDER ANY OTHER SECURITY AGREEMENT: (A) COLLATERAL AGENT IS UNDER NO OBLIGATION TO MARSHAL ANY SUCH COLLATERAL; (B) COLLATERAL AGENT MAY, IN ITS ABSOLUTE DISCRETION, REALIZE UPON SUCH COLLATERAL IN ANY ORDER AND IN ANY MANNER IT SO ELECTS; AND (C) SHALL APPLY THE PROCEEDS OF ANY OR ALL OF SUCH COLLATERAL TO THE SECURED OBLIGATIONS IN ANY MANNER IT SO ELECTS. PLEDGOR WAIVES ANY RIGHT TO REQUIRE THE MARSHALING OF ANY SUCH COLLATERAL.

(k)  Governing Law; Submission to Jurisdiction. This Security Agreement constitutes “Margin Loan Documentation” entered into in connection with the Margin Loan Agreement. The provisions of Section 9.06 of the Margin Loan Agreement shall apply mutatis mutandis to this Security Agreement as if such provisions were fully set forth herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their duly authorized representatives as of the date first above written.
PLEDGOR:

TI SIE 2, LLC
By: TUP One, LLC, its Operating Manager By: _________________________________ Name: Tushar Patel Title: Managing Member

Signature Page to Pledge and Security Agreeme

COLLATERAL AGENT:
CITIBANK, N.A.
By: _______________________________
Name:
Title:

[Signature Page to Pledge and Security Agreement]

SCHEDULE I – UCC Filing Location
1. Delaware

Schedule I to Pledge and Security Agreement

EXHIBIT A
FORM OF UCC FINANCING STATEMENT

[Attached]

Exhibit A to Pledge and Security Agreement

EXHIBIT B
INFORMATION WITH RESPECT TO PLEDGOR
Pledgor

Pledgor’s exact name (as it appears in the Pledgor’s Organization Documents):

TI SIE 2, LLC

Pledgor’s type of entity: Limited liability company

Pledgor’s state of organization: Delaware

Pledgor’s mailing address and place of business:

520 Newport Center Dr. 21st Floor
Newport Beach, CA 92660

Exhibit B to Pledge and Security Agreement